RTTE: An Innovative Retail Distribution Service for the Chinese Rural Market

New York City, NYC, Oct 16th, 2012—(Business wire)—The United Nations Food and Agriculture Organization awarded Premier Wen Jiabao its Agricola Medal on Oct 2, 2012, highlighting China’s achievements in agriculture and rural development. Because of the significant developments in the Chinese rural market, more and more investors have begun to look for opportunities in this sector. Since 2011, CAM Group, Inc., an innovative retail distribution company, has been focused on the development of a comprehensive, creative and integrated retail network in rural China.

On October 16, 2012 CAM Group, Inc. hosted their “CAMG Presentation 2012” at the Harvard Club in New York City. During the seminar, company executives presented marketing and growth strategies for the China Rural Market. More than 75 investors, analysts and experts were invited to attend this event in order to discuss retail opportunities in China’s rural market with the management team of CAM Group, Inc.

For more information, please visit www.camg-inc.com or send an e-mail to IR@camg-inc.com.

About CAM Group, Inc.

CAM Group, Inc. (RTTE.OB) (f/k/a RT Technologies, Inc.) is focused on developing the Chinese rural market. The core business is comprised of four major components: wholesale and retail sales, advertising solutions, store rental business and value-added services. With the support of China’s 12th Five-Year National Program for Rural Economic Development, CAM Group believes they are well positioned to play a vital role in reviving China’s rural economy.

CAM Group is currently developing a comprehensive network of retail stores catering to the Chinese rural market. The stores are operating in Hebei province under a state-owned system of subsidiaries controlled by the China Supply and Marketing Cooperative Association and the China National Agricultural Means of Production Group Corporation which are directly owned by the Chinese central government. CAM Group and its strategic partner, the Hebei Agricultural Means of Production Co. Ltd., established a joint-venture to start its operations in 2011. Pursuant to the terms of the joint venture, CAM Group has exclusive access to the state owned retail network within Hebei Province.

As an innovative retail services company, CAM Group is implementing an “Advertisement Plus Product” model throughout the network in Hebei, China. This program allows for targeted and direct marketing to rural consumers at the point of sale. We believe this model positively impacts consumer purchasing decisions, providing manufacturers and retailers with effective advertising among the rural consumer population. CAM Group endeavors to add value to our customers by: (1) building and maintaining consumer brand awareness and loyalty, (2) improving client sales and profitability, and (3) providing an outlet to deliver clear sales and brand messages through our advertising network.